                        EXHIBIT (23)(D)
                        ---------------

                CONSENT OF KPMG PEAT MARWICK LLP



The Board of Directors
Boatmen's Bancshares, Inc.

We consent to the incorporation by reference in the registration statement on Form S-4 of Boatmen's Bancshares, Inc. of our report dated March 5, 1992, relating to the consolidated statements of operations, changes in stockholders' equity and cash flows of Sunwest Financial Services, Inc. and subsidiaries for the year ended December 31, 1991, which report appears in the December 31, 1993 annual report on Form 10-K of Boatmen's Bancshares, Inc., and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus.



                         /s/ KPMG Peat Marwick LLP
                         ------------------------------------------
                         KPMG Peat Marwick LLP


Albuquerque, New Mexico
December 12, 1994